                                       Exhibit 12(A)

                             TANGER FACTORY OUTLET CENTERS, INC.
                            TANGER PROPERTIES LIMITED PARTNERSHIP

                   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                 AND PREFERRED STOCK DIVIDENDS
                                 (Dollar amounts in thousands)


                                             Nine Months
                                                 Ended                           Year Ended December 31,
                                             September 30,    --------------------------------------------------------------
                                                  1997            1996          1995         1994        1993         1992
                                            ---------------   ------------  ------------  ----------  -----------  ---------
Income (loss) before gain on sale of land,
 minority interest and extraordinary items     $12,191          $16,018       $15,352      $15,147      $ 7,494       $1,991
Add:
  Interest on indebtedness                      11,419           13,045        10,382        2,108        4,605        5,913
  Amortization of debt issue costs                 774              953           955          690          808          501
                                            --------------    ------------  ------------  ----------  -----------  ----------
   Income as adjusted                          $24,384          $30,016       $26,689      $17,945      $12,907       $8,405
                                            --------------    ------------  ------------  ----------  -----------  ----------
                                            --------------    ------------  ------------  ----------  -----------  ----------

Fixed Charges
  Interest on indebtedness                     $11,419          $13,045       $10,382      $ 2,108      $ 4,605       $5,913
  Amortization of debt issue costs                 774              953           955          690          808          501
  Capitalized interest and amortization
   of debt issue costs                           1,549            1,116           628        1,481          282          457
  Preferred dividends(1)                         1,358            2,399         2,903        4,351          191           --
                                            -------------    -------------  ------------  ----------  -----------  ----------
   Total fixed charges                         $15,100          $17,513       $14,868      $ 8,630      $ 5,886       $6,871
                                            -------------    -------------  ------------  ----------  -----------  ----------
                                            --------------    ------------  ------------  ----------  -----------  ----------

Ratio of earnings to fixed charges                1.61             1.71          1.80         2.08         2.19         1.22
                                            -------------    -------------  ------------  ----------  -----------  ----------


(1) Preferred dividends of the Company are equivalent to preferred distributions of the Operating Partnership.